Filed Pursuant to Rule 424(b)(5)
Registration No. 333-204274

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 28, 2015

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 18, 2015)

$

     % Subordinated Notes due 2025

F.N.B. Corporation, or FNB, is offering $         million aggregate principal amount of    % subordinated notes due 2025, which we refer to as the “subordinated notes.” The subordinated notes will bear interest at the fixed rate of    % per annum. We will pay interest on the subordinated notes on April 15 and October 15 of each year, beginning on April 15, 2016. The subordinated notes will be offered in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The subordinated notes will mature on                     , 2025, and are not callable by the holders of the subordinated notes prior to maturity. The subordinated notes will be redeemable by us (1) in whole or in part on or after the 90th day prior to the maturity date, and (2) in whole, but not in part, at any time upon the occurrence of a Tax Event, a Tier 2 Capital Event or a 1940 Act Event, each as defined in this prospectus supplement. The redemption price for any redemption is 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to but excluding the date of redemption. Any early redemption of the subordinated notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System, or the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations.

There will be no sinking fund for the subordinated notes. The subordinated notes will be unsecured obligations solely of FNB and will not be obligations of, and will not be guaranteed by, any of FNB’s subsidiaries. Holders of subordinated notes may not accelerate the maturity of the subordinated notes, except upon our, or our subsidiary bank’s, bankruptcy, insolvency, liquidation, receivership or similar event.

The subordinated notes will be our subordinated unsecured obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness, including general creditors other than holders of our trade accounts payable incurred in the ordinary course, and effectively subordinated to all of our existing and future secured indebtedness. The subordinated notes will rank equal in right of payment with all of our existing and future subordinated indebtedness, provided that the subordinated notes rank senior to the junior subordinated debentures issued to our capital trust subsidiaries. The subordinated notes will be structurally subordinated to all existing and future liabilities and other obligations of our subsidiaries, including the bank deposits of our subsidiary bank. For a more detailed description of the subordinated notes, see the section of this prospectus supplement entitled “Description of the Notes.”

The subordinated notes are a new issue of securities with no established trading market. We do not intend to list the subordinated notes on any securities exchange or include the subordinated notes in any automated quotation system. RBC Capital Markets, LLC and Sandler O’Neill & Partners, L.P. intend to make a market in the subordinated notes, but have no obligation to do so, and may discontinue any market-making in the subordinated notes at any time without notice.

The subordinated notes are not deposits and are not insured by the Federal Deposit Insurance Corporation, or FDIC, or any other governmental agency. The subordinated notes are ineligible as collateral for a loan or extension of credit from FNB or any of its subsidiaries.

Investing in the subordinated notes involves risks. See the “Risk Factors” section on page S-10 of this prospectus supplement, as well as the risk factors disclosed in our periodic reports filed with the Securities and Exchange Commission, or SEC, for a discussion of certain risks that you should consider in connection with an investment in the subordinated notes.

	Price to Public (1)		Underwriting Discounts		Proceeds to Us Before Expenses (1)
Per Subordinated Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2015.

The underwriters expect to deliver the subordinated notes to investors through the book-entry facilities of The Depository Trust Company and its participants, including Euroclear System and Clearstream Banking, S.A., on or about             , 2015.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

RBC Capital Markets	Sandler O’Neill + Partners, L.P.

The date of this prospectus supplement is                          , 2015.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which is part of a registration statement that we filed with the SEC using a “shelf” registration process. The accompanying prospectus describes more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both the prospectus supplement and the accompanying prospectus combined. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, together with any free writing prospectus or other offering material used in connection with this offering. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of such documents or as of the dates specified for such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references to “F.N.B. Corporation,” “FNB”, the “Corporation,” “we,” “our” and “us” and similar terms mean F.N.B. Corporation and its subsidiaries.

S-i

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet site that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s website is www.sec.gov. In addition, you may inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, covering the securities described in this prospectus supplement and the accompanying prospectus. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference in the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC’s website or the SEC’s Public Reference Room.

Our internet website address is www.fnbcorporation.com. We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are filed with or furnished to the SEC, and amendments to those reports, as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The contents of our website are not part of this prospectus supplement, and the reference to our website does not constitute incorporation by reference in this prospectus supplement of the information contained at that site.

S-ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The following documents that we have filed with the SEC are incorporated by reference in, and considered a part of, this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, which we filed on February 27, 2015;

•	The portions of our definitive proxy statement on Schedule 14A, filed on April 1, 2015, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, which we filed on May 8, 2015 and August 7, 2015, respectively; and

•	Our Current Reports on Form 8-K filed on April 2, 2015, May 6, 2015, May 21, 2015, May 27, 2015, August 4, 2015 and August 7, 2015.

We are also incorporating by reference in this prospectus supplement all other documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination or completion of any offering of subordinated notes under this prospectus supplement.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus supplement (other than exhibits to those documents unless they are specifically incorporated by reference in those documents). Requests should be directed to:

F.N.B. Corporation

12 Federal Street

One North Shore Center

Pittsburgh, Pennsylvania, 15212

Attention: Corporate Secretary

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein may contain “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our future business, financial condition, liquidity, cash flows and results of operations. Forward-looking statements reflect our current expectations, estimates or projections concerning future results or events. Words and phrases such as “believe,” “expect,” “anticipate,” “estimate,” “may,” “could,” “intend,” “plan,” “foresee,” “likely,” “will,” “should,” variations of such words and phrases and similar expressions are intended to identify forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make or incorporate by reference herein are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, but not limited to, those referred to below:

•	Our business could be adversely affected by difficult economic conditions in the regions in which we operate.

•	Our results of operations are significantly affected by the ability of our borrowers to repay their loans and a significant portion of our loan portfolio is comprised of commercial and consumer loans, which generally bear a higher risk of non-payment and loss than certain other types of loans, such as one-to-four family residential mortgage loans.

•	Our financial condition may be adversely affected if we are unable to attract sufficient deposits to fund our anticipated loan growth and meet liquidity objectives.

•	We could experience significant difficulties and complications in connection with our growth and acquisition strategy.

•	Our key assets, including our brand and reputation and our business may be affected by how we are perceived in the market place.

•	Changes in economic and market conditions and the composition of our loan portfolio could lead to higher loan charge-offs or an increase in our provision for loan losses and may reduce our net income.

•	Our business and financial performance is impacted significantly by market rates and changes in those rates. The monetary, tax and other policies of governmental agencies, including the U.S. Treasury and the Federal Reserve, have a direct impact on interest rates and overall financial market performance over which we and our subsidiary bank have no control and which may not be able to be predicted with reasonable accuracy. In recent years, our business has experienced compression and reduced interest spreads and margins as a result of current historically low interest rates, and we do not know when such rates will be increased.

•	The Commonwealth of Pennsylvania has not yet passed its 2015-2016 budget and the Governor has proposed increasing the Pennsylvania Bank Shares Tax to which our capital stock is currently subject; imposition of any additional taxes on our capital stock would have a negative impact on our available cash, and could otherwise have a negative effect on our financial condition or results of operations.

•	The financial soundness of other financial institutions may adversely affect us, our subsidiary bank and other affiliates.

•	There may be risks resulting from the extensive use of models in our subsidiary bank’s business.

•	Our asset valuations may include methodologies, estimations and assumptions that are subject to differing interpretations and this, along with market factors such as volatility in one or more markets, could result in changes to asset valuations that may materially adversely affect the results of operations or financial condition of the Corporation’s subsidiary bank.

•	We are subject to operational risk that could damage our reputation and our business.

•	We engage in a variety of businesses in diverse markets and rely on systems, employees, service providers and counterparties to properly process a high volume of transactions.

S-iv

•	The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, effects fundamental changes in the regulation of the financial services industry, some of which may adversely affect the Corporation’s business.

•	Increases in or required prepayments of FDIC insurance premiums may adversely affect our earnings.

•	We must comply with federal capital stress-testing requirements.

•	Rules regulating the imposition of debit card fees may adversely affect our revenues and earnings.

•	Unauthorized disclosure of sensitive or confidential client or customer information, whether through a breach of computer systems or otherwise, could severely harm our business and reputation.

•	The banking and financial services industry continually encounters technological change, especially in the systems that are used to deliver products to, and execute transactions on behalf of, customers, and if we fail to continue to invest in technological improvements as they become appropriate or necessary, our ability to compete effectively could be severely impaired.

•	Our failure to continue to recruit and retain qualified banking professionals could adversely affect our ability to compete successfully and affect our profitability.

•	The recurrence of significant turbulence or disruption in the capital or financial markets could result in, among other things, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of other-than-temporary impairment of securities held in our investment securities portfolio.

•	A fall in stock market prices could adversely affect our wealth management business.

•	Reputational damage from negative publicity, penalties, monetary damages or other negative consequences from regulatory violations and legal actions.

The factors identified in this section are not intended to represent a complete list of all the factors that could adversely affect our business, operating results, financial condition or cash flows. Other factors not presently known to us or that we currently deem immaterial to us may also have an adverse effect on our business, operating results, financial condition or cash flows, and the factors we have identified could affect us to a greater extent than we currently anticipate. Many of the important factors that will determine our future financial performance and financial condition are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. See “Risk Factors” below and in our Annual Report on Form 10-K for the year ended December 31, 2014, which is hereby incorporated by reference into this prospectus supplement, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Except as required by applicable law or the rules and regulations of the SEC, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings and reports with the SEC should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

S-v

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all the information you should consider in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus or other offering material and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” You should give particular consideration to the “Risk Factors” sections of this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2014 to determine whether an investment in the subordinated notes is appropriate for you. In addition, certain statements in this “Summary” section include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”

About FNB

The Corporation was formed in 1974 as a bank holding company. In 2000, the Corporation elected to become and remains a financial holding company under the Gramm-Leach-Bliley Act of 1999 (GLB Act). We have four reportable business segments: Community Banking, Wealth Management, Insurance and Consumer Finance. As of June 30, 2015, the Corporation had 284 Community Banking offices in Pennsylvania, Ohio, Maryland and West Virginia and 73 Consumer Finance offices in Pennsylvania, Ohio, Tennessee and Kentucky.

As a diversified financial services holding company, the Corporation, through our subsidiaries, provides a full range of financial services, principally to consumers, corporations, governments and small- to medium-sized businesses in our market areas. Our business strategy focuses primarily on providing quality, consumer- and commercial-based financial services adapted to the needs of each of the markets we serve. We seek to maintain our community orientation by providing local management with certain autonomy in decision making, enabling them to respond to customer requests more quickly and to concentrate on transactions within their market areas. However, while we seek to preserve some decision making at a local level, we have a centralized legal, loan review and underwriting, accounting, investment, audit, loan operations, deposit operations and data processing functions. The centralization of these processes enables us to maintain consistent quality of these functions and to achieve certain economies of scale. As of June 30, 2015, the Corporation had total assets of $16.6 billion, loans of $11.6 billion and deposits of $12.4 billion.

Our principal executive offices are located at 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania, 15212. Our common shares are traded on The New York Stock Exchange under the symbol “FNB.” We maintain a website at www.fnbcorporation.com where general information about us is available. The information on our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

Recent Developments

On August 4, 2015, we and Metro Bancorp, Inc., or Metro, the parent company of Metro Bank, announced the entry into an Agreement and Plan of Merger, pursuant to which Metro will merge with and into us. As a result of the merger, the separate corporate existence of Metro will cease and we will continue as the surviving corporation. The merger is expected to be completed in the first quarter of 2016, subject to approvals by our shareholders and Metro’s shareholders, respectively, receipt of required regulatory and other approvals and satisfaction of customary closing conditions. Immediately after the merger is completed, Metro Bank, a Pennsylvania-chartered bank, will merge with and into our largest subsidiary, First National Bank of Pennsylvania, a national association, or First National Bank, with First National Bank being the surviving entity.

In the merger between Metro and us, all of the outstanding shares of Metro common stock will be cancelled, and holders of Metro common stock (excluding us, Metro and their respective subsidiaries, as applicable) will receive 2.373 shares of our common stock for each share of Metro common stock they own (provided that cash will be paid in lieu of any fractional shares). This exchange ratio is fixed and the transaction is expected to qualify as a tax-free exchange for shareholders of Metro.

In addition, on September 3, 2015, we announced that First National Bank entered into a purchase and assumption agreement to acquire approximately $383 million in retail and private banking deposits, 17 branch banking locations and related consumer loans in the Pittsburgh MSA from Fifth Third Bank. We believe that the transaction will be additive to our retail delivery channel, creating access to over 100 branches in our Pittsburgh region. The acquisition is expected to close in the first half of 2016, subject to regulatory review and approval.

THE OFFERING

The summary below sets forth some of the principal terms of the subordinated notes and is not intended to be complete. It may not contain all of the information that may be important to you in deciding whether to invest in the subordinated notes. For a more complete discussion of the subordinated notes, please refer to the “Description of the Notes” section in this prospectus supplement and the “The Securities We May Offer—Debt Securities” section in the accompanying prospectus. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, before making an investment decision. For purposes of this section, references to “F.N.B. Corporation,” “we,” “us” or “our” include only F.N.B. Corporation and not any of its subsidiaries.

Issuer	F.N.B. Corporation

Securities	$ aggregate principal amount of % subordinated notes due 2025.

Maturity Date	The subordinated notes will mature on , 2025.

Interest	% per year.

Interest Payment Dates	Interest will accrue from , 2015 and will be payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2016.

Record Dates	April 1 and October 1 each year.

No Guarantees	The subordinated notes will not be guaranteed by any of our subsidiaries, including First National Bank. As a result, the subordinated notes will be structurally subordinated to the liabilities of our subsidiaries as described below under “Ranking.”

Ranking	The subordinated notes will be our subordinated unsecured obligations and will rank:

•	subordinated in right of payment to all of our existing and future senior indebtedness, including general creditors other than holders of our trade accounts payable incurred in the ordinary course;

•	effectively subordinated to all of our existing and future secured indebtedness;

•	equal in right of payment with all of our existing and future subordinated indebtedness;

•	rank senior to our obligations relating to any outstanding junior subordinated debt securities issued to our capital trust subsidiaries; and

•	structurally subordinated to all existing and future liabilities and other obligations of our subsidiaries, including the bank deposits of our subsidiary bank.

As of June 30, 2015, our total consolidated liabilities were approximately $542.6 million, of which, approximately $400 million was senior indebtedness (including secured indebtedness) and $142.6 million was subordinated indebtedness (composed of $84.3 million of subordinated notes registered for an ongoing public offering, issued by our subsidiary FNB Financial Services, LP through our affiliate, Regency Finance Company, or Regency Finance, which subordinated notes are fully and unconditionally guaranteed by us and rank pari passu with the subordinated notes issued hereby and $58.3 million of junior subordinated debt). As of June 30, 2015, our subsidiaries had total deposits of $12.5 billion and total borrowings (including deposits) of $14.3 billion, to which the subordinated notes would have been structurally subordinated.

After giving effect to the issuance of the subordinated notes, our total consolidated indebtedness would have been approximately $ million.

The indenture governing the subordinated notes does not limit the amount of debt that we or our subsidiaries may incur, including secured indebtedness.

Redemption; Sinking Fund

The subordinated notes will be redeemable by the Corporation: (1) in whole or in part on or after the 90th day prior to the maturity date, or (2) in whole, but not in part, at any time if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the subordinated notes for U.S. federal income tax purposes, (ii) an event occurs that precludes the notes from being recognized as Tier 2 capital for regulatory capital purposes or (iii) we become required to register as an investment company under the Investment Company Act of 1940, as amended, in each case at 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to but excluding the date of redemption. We will provide 30 to 60 days’ notice of redemption to the registered holders of the subordinated notes. Any early redemption of the subordinated notes will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations. The subordinated notes are not subject to repayment at the option of the holders. No “sinking fund” is provided for the subordinated notes. See “Description of the Notes—Optional Redemption and Redemption upon Special Events.”

Book-entry Form	The subordinated notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Use of Proceeds	We estimate that the proceeds from this offering will be approximately $ million, after deducting underwriting discounts and certain offering expenses. We intend to use the net proceeds from the sale of the subordinated notes for general corporate purposes, which may include investments at the holding company level, providing capital to support the growth of First National Bank and our business, repurchases of our common shares and the payment of the cash consideration components of future acquisitions. See “Use of Proceeds”.

Future Issuances	The subordinated notes initially will be limited to an aggregate principal amount of $ . We may, from time to time, without notice to or consent of the holders of the subordinated notes, increase the aggregate principal amount of the subordinated notes of this series outstanding by issuing additional subordinated notes, which shall be identical to the subordinated notes issued in this offering, except for the issue date and the offering price. Any such additional subordinated notes shall be consolidated with the subordinated notes issued in this offering and form a single series of subordinated notes.

Absence of a Public Market

The subordinated notes are new securities for which there is currently no established market. We do not intend to apply for a listing of the subordinated notes on any securities exchange or any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market for the subordinated notes, they have no obligation to do so, and may discontinue market-making at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the subordinated notes.

Regulatory Capital	The subordinated notes will be treated as Tier 2 capital of F.N.B. Corporation for regulatory purposes.

U.S. Federal Income Tax Consequences	The subordinated notes will be treated as debt for U.S. federal income tax purposes. Holders are encouraged to consult their tax advisors as to the U.S. federal, state, local and other tax consequences of acquiring owning and disposing of the subordinated notes in light of their own particular circumstances. See “Certain U.S. Federal Income Tax Considerations.”

Trustee, Transfer Agent and Paying Agent	Wilmington Trust, National Association

Risk Factors	An investment in the subordinated notes involves risks. See the “Risk Factors” section beginning on page S-10 of this prospectus supplement, as well as the risk factors disclosed in the accompanying prospectus and the documents incorporated by reference, for a discussion of factors that you should carefully consider before deciding whether to invest in the subordinated notes.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

	For the six months ended June 30,		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges:
Excluding interest on deposits	11.27x	12.60x	11.85x	9.84x	8.92x	6.09x	4.90x
Including interest on deposits	5.26x	5.11x	5.10x	4.40x	3.49x	2.55x	2.13x

The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by dividing earnings by the aggregate of fixed charges. For purposes of computing these ratios, earnings consist of earnings before income taxes plus fixed charges less preferred stock dividends. Fixed charges consist of interest on deposits and borrowed funds plus the interest component of rental expense plus preferred stock dividends.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The selected consolidated financial data as of, and for the years ended December 31, 2014, 2013 and 2012 has been derived from F.N.B. Corporation’s audited consolidated financial statements and the related notes incorporated by reference into this prospectus supplement. The selected consolidated financial data as of, and for the six months ended June 30, 2015 and June 30, 2014 has been derived from F.N.B. Corporation’s unaudited consolidated financial statements and the related notes incorporated by reference into this prospectus supplement. In the opinion of our management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. Information as of, and for the six months ended June 30, 2015 and 2014 are not necessarily indicative of results for any future periods.

You should read this information in conjunction with F.N.B. Corporation’s consolidated financial statements and related notes included in F.N.B. Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, which are incorporated herein by reference and from which this information is derived, along with the other information incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014 (1)	2013 (2)	2012 (3)	2011 (4)	2010
	(dollars in thousands, except per share data)
Summary of Earnings:
Total interest income	$268,817	$242,320	$508,983	$440,386	$431,906	$391,125	$373,721
Total interest expense	23,129	20,303	42,686	44,344	59,055	74,617	88,731
Net interest income	245,688	222,017	466,297	396,042	372,851	316,508	284,990
Provision for loan losses	17,000	17,411	38,648	31,090	31,302	33,641	47,323
Net interest income after provision for loan losses	228,688	204,606	427,649	364,952	341,549	282,867	237,667
Total non-interest income	77,934	81,260	158,274	135,778	131,252	119,730	115,915
Total non-interest expense	191,154	186,750	379,253	338,170	318,618	283,546	251,046
Income before income taxes	115,468	99,116	206,670	162,560	154,183	119,051	102,536
Income taxes	34,994	29,761	62,620	44,756	43,773	32,004	27,884
Net income	80,474	69,355	144,050	117,804	110,410	87,047	74,652
Net income available to common shareholders	76,454	65,023	135,698	117,804	110,410	87,047	74,652

Per Common Share:
Basic earnings per share	$0.44	$0.40	$0.81	$0.81	$0.79	$0.70	$0.66
Diluted earnings per share	0.43	0.39	0.80	0.80	0.79	0.70	0.65
Cash dividends paid	0.24	0.24	0.48	0.48	0.48	0.48	0.48
Book value	11.18	10.81	11.00	10.49	10.02	9.51	9.29

Statement of Condition (at period end):
Total assets	$16,598,601	$15,019,247	$16,127,090	$13,563,405	$12,023,976	$9,786,483	$8,959,915
Loans, net	11,495,646	10,217,125	11,121,112	9,395,310	8,033,345	6,756,005	5,982,035
Deposits	12,358,127	11,057,770	11,382,208	10,198,232	9,082,174	7,289,768	6,646,143
Short-term borrowings	1,507,582	1,504,510	2,041,658	1,241,239	1,083,138	851,294	753,603
Long-term borrowings	542,578	394,074	541,443	219,133	293,444	291,983	396,094
Junior Subordinated debt	58,272	58,220	58,246	75,205	204,019	203,967	204,036
Total shareholders’ equity	2,065,771	1,908,077	2,021,456	1,774,383	1,402,069	1,210,199	1,066,124

Significant Ratios:
Return on average assets (5)	1.00%	0.97%	0.96%	0.93%	0.94%	0.88%	0.84%
Return on average equity (5)	7.90%	7.50%	7.50%	7.78%	8.02%	7.36%	7.06%
Net interest margin (5)	3.46%	3.61%	3.59%	3.65%	3.73%	3.79%	3.77%
Dividend payout ratio	55.13%	61.71%	59.85%	60.48%	61.27%	69.72%	74.02%

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014 (1)	2013 (2)	2012 (3)	2011 (4)	2010
	(dollars in thousands, except per share data)

Capital Ratios:
Average equity to average assets	12.59%	13.00%	12.84%	11.98%	11.68%	11.97%	11.88%
Leverage ratio	8.24%	8.44%	8.43%	8.81%	8.29%	9.15%	8.69%
Tier 1 risk-based capital ratio	10.61%	10.98%	11.07%	110.07%	10.63%	11.70%	11.38%
Total risk-based capital ratio	12.20%	12.30%	12.36%	12.46%	12.15%	13.30%	12.90%
Total equity to total assets ratio	12.45%	12.70%	12.53%	13.08%	11.66%	12.37%	11.90%

Asset Quality Ratios:
Non-performing loans / total loans	0.59%	0.77%	0.61%	0.81%	0.99%	1.55%	2.22%
Non-performing loans + OREO / total loans + OREO	0.93%	1.16%	0.97%	1.24%	1.42%	2.05%	2.74%
Non-performing assets / total assets	0.65%	0.80%	0.68%	0.88%	0.99%	1.53%	1.94%
Allowance for loan losses / total loans	1.13%	1.13%	1.12%	1.17%	1.28%	1.47%	1.74%
Allowance for loan losses / non-performing loans	191.97%	145.87%	183.69%	143.03%	129.05%	94.76%	78.44%
Net loan charge-offs / average loans	0.21%	0.23%	0.23%	0.28%	0.35%	0.58%	0.77%

(1)	On February 15, 2014 and September 19, 2014, the Corporation completed the acquisitions of BCSB Bancorp, Inc. and OBA Financial Services, Inc., respectively.
(2)	On April 6, 2013 and October 12, 2013, the Corporation completed the acquisitions of Annapolis Bancorp, Inc. and PVF Capital Corp., respectively.
(3)	On January 1, 2012, the Corporation completed the acquisition of Parkvale Financial Corporation.
(4)	On January 1, 2011, the Corporation completed the acquisition of Comm Bancorp, Inc.
(5)	Period information annualized.

RISK FACTORS

Investing in the subordinated notes involves various risks. You should carefully consider the risks and uncertainties described below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the subordinated notes. Our future business, results of operations, financial condition, capital levels, liquidity and cash flows could be materially and adversely affected by any of these risks. These risks are not the only risks that we face. Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations. See also the discussion under the heading “Forward-Looking Statements.” For purposes of this section, references to “F.N.B. Corporation,” the “Corporation,” “we,” “us” or “our” include only F.N.B. Corporation and not any of its subsidiaries. The indenture and first supplemental indenture governing the subordinated notes are referred to as the “indenture.”

Risks Relating to the Subordinated Notes

Your right to receive payments on the subordinated notes is subordinated to our existing senior indebtedness and is effectively subordinated to our existing and future secured indebtedness.

The subordinated notes will be subordinated unsecured obligations solely of the Corporation. The subordinated notes will be subordinated in right of payment to all of our existing and future senior indebtedness, including general creditors, other than holders of our trade accounts payable incurred in the ordinary course, and will rank equal in right of payment with all of our existing and future subordinated indebtedness, provided that the subordinated notes rank senior to the junior subordinated debentures issued to our capital trust subsidiaries. The subordinated notes will rank pari passu with the claims of all our other subordinated creditors which by law, or by their terms, are expressed to rank pari passu with the subordinated notes. See “Description of the Notes—Subordination.”

The subordinated notes will also be effectively subordinated to all of our existing and future secured indebtedness. In the event that we are declared bankrupt, become insolvent or are liquidated, creditors whose debt is secured by our assets will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the subordinated notes. As a result, there may be insufficient assets to pay amounts due on the subordinated notes, and holders of the subordinated notes may receive less, ratably, than holders of our secured indebtedness. Although we do not currently have outstanding any secured indebtedness, the subordinated notes and the indenture governing the subordinated notes do not limit the amount of indebtedness, secured or otherwise, that we or our subsidiaries may incur. Our subsidiaries currently have and will continue to incur secured and unsecured debt. As of June 30, 2015, our total consolidated liabilities were approximately $542.6 million, of which, approximately $400 million was senior indebtedness (including secured indebtedness) and $142.6 million was subordinated indebtedness (composed of $84.3 million of subordinated notes registered for an ongoing public offering, issued by our subsidiary FNB Financial Services, LP through our affiliate, Regency, which subordinated notes are fully and unconditionally guaranteed by us and rank pari passu with the subordinated notes issued hereby and $58.3 million of junior subordinated debt). As of June 30, 2015, our subsidiaries had total deposits of $12.5 billion and total borrowings (including deposits) of $14.3 billion, to which the subordinated notes would have been structurally subordinated.

We may incur additional indebtedness in the future, including senior indebtedness, secure indebtedness and indebtedness that ranks equal in right of payment with the subordinated notes. We may also reopen this series of subordinated notes and offer subordinated notes having identical terms (other than the issue date, price and first interest payment date) to the subordinated notes offered hereby, but at different offering prices or with different initial interest payment dates. Our incurrence of additional indebtedness may have important consequences for holders of the subordinated notes, including making it more difficult for us to satisfy our obligations with respect to the subordinated notes, a loss in the trading value of the subordinated notes, if any, and a risk that the credit rating of the subordinated notes could be lowered or withdrawn.

In addition, the subordinated notes indenture will prevent us from making payments in respect of the subordinated notes if any principal, premium or interest in respect of any future senior or secured indebtedness is not paid within any applicable grace period or any other default on senior or secured indebtedness occurs and the maturity of such senior indebtedness could be accelerated in accordance with its terms. See “Description of the Notes—Subordination.”

The subordinated notes will be our obligations and not obligations of our subsidiaries and will be structurally subordinated to the debt of our subsidiaries, which will not guarantee the subordinated notes.

We are a holding company and depend on our subsidiaries, principally our subsidiary bank, for funds to pay principal and interest on the subordinated notes. The subordinated notes are not guaranteed by any of our subsidiaries and will be structurally subordinated to all existing and future liabilities of our subsidiaries owed to third parties, including the bank deposits of our subsidiary bank. Therefore, our rights and the rights of our creditors, including holders of the subordinated notes, to participate in the assets of our subsidiaries in the event a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s other creditors. As a result, all indebtedness and other liabilities of our subsidiaries owed to third parties, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation, insolvency, bankruptcy, receivership or similar event affecting our subsidiaries, to us in order for us to meet our obligations with respect to the subordinated notes.

As of June 30, 2015, our subsidiaries’ total borrowings (including deposits) were approximately $12.5 billion and $14.3 billion, respectively. Our subsidiaries will incur additional deposits, indebtedness and liabilities without restriction under the indenture governing the subordinated notes, all of which will be structurally senior to the subordinated notes.

We are a legal entity separate and distinct from our banking and other subsidiaries.

Our principal source of cash, including cash to pay dividends to our shareholders and to pay principal and interest on our indebtedness, is dividends from our banking subsidiary, First National Bank. There are various statutory, regulatory and other limitations on the extent to which First National Bank and our other subsidiaries can supply funds to us by dividend or otherwise. Although we maintain cash positions for liquidity at the holding company level, if First National Bank or other of our subsidiaries were unable to pay dividends to us, over time, we could be unable to pay principal and interest to holders of the subordinated notes. Generally, our regulators expect us to pay dividends out of current earnings and to maintain sufficient capital. Federal banking law prohibits national banks from paying dividends in excess of the sum of current year earnings and retained earnings for the prior two years without prior approval of the Office of the Comptroller of the Currency (the “OCC”).

Because we are a holding company, our rights and the rights of our creditors, including the holders of the subordinated notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of those banking subsidiaries. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The subordinated notes are not obligations of, nor guaranteed by, our subsidiaries and our subsidiaries have no obligation to pay any amounts due on the subordinated notes. The indenture relating to the subordinated notes does not limit the ability of our subsidiaries to issue or incur additional debt.

At June 30, 2015, First National Bank could legally pay up to $174 million in dividends to us without prior OCC approval. See “Business—Government Supervision and Regulation” “Risk Factors—The Corporation’s is dependent on dividends from its subsidiaries to meet its financial obligations and pay dividends to stockholders” and “—Regulatory authorities may restrict the Corporation’s ability to pay dividends on and repurchase its common stock” in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of regulatory and other restrictions on dividend declarations.

The indenture governing the subordinated notes has limited covenants, which may not protect your investment.

You should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the subordinated notes. See “Description of Notes—General.”

The indenture for the subordinated notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the subordinated notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our incurrence of indebtedness, including indebtedness that would rank senior to, or equally with, the subordinated notes;

•	limit our subsidiaries’ ability to incur any indebtedness, including indebtedness that would effectively rank senior to the subordinated notes;

•	restrict our subsidiaries’ ability to issue securities or incur indebtedness or obligations that would rank senior to the common shares of our subsidiaries held by us;

•	restrict our ability to pay dividends or other distributions and payments on our securities, or to redeem or repurchase our securities;

•	restrict us or our subsidiaries from pledging our respective assets;

•	restrict our ability to make investments; or

•	require or permit acceleration of the maturity date of the subordinated notes, except upon our or our principal subsidiary bank’s bankruptcy, insolvency, liquidation, receivership or similar event.

Furthermore, the indenture governing the subordinated notes only requires a successor institution to assume our obligations under the subordinated notes, including in the event of a change in control of First National Bank and similar transactions. We could engage in many types of transactions, such as acquisitions, spin-offs, refinancings or recapitalizations, that could substantially change our capital structure, the ratings of the subordinated notes, and the value of the subordinated notes. There are no covenants or other provisions in the indenture governing the subordinated notes providing for a put option or increased interest or that would otherwise afford holders of the subordinated notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Holders of the subordinated notes will have limited rights if there is an event of default.

Payment of principal on the subordinated notes may be accelerated only upon our or our principal subsidiary bank’s bankruptcy, insolvency, liquidation, receivership or similar event. See “Description of the Notes—Events of Default; Waiver.” There is no right of acceleration in the case of a default in the payment of principal or interest on the subordinated notes or in the performance of any of our other obligations under the subordinated notes. Our regulators can, in the event we become subject to an enforcement action, require First National Bank to not pay dividends to us, and to prevent payment of interest or principal on our subordinated notes and any dividends on our capital stock, but such limits will not permit acceleration of the subordinated notes.

If an active and liquid trading market for the subordinated notes does not develop or does not continue, the market price of the subordinated notes may decline and you may be unable to sell your subordinated notes.

The subordinated notes are a new issue of securities for which there is currently no public market. We do not intend to list the subordinated notes on any national securities exchange or include the subordinated notes in any automated quotation system. An active trading market may not develop or be maintained for the subordinated notes. Although the underwriters have indicated that they intend to make a market in the subordinated notes, they may, in their sole discretion, discontinue market making activities at any time, which could negatively impact your ability to sell the subordinated notes or the prevailing market price at the time you choose to sell. Even if a trading market for the subordinated notes develops, the market may be limited and illiquid. The liquidity of a trading market in the subordinated notes, if any, and the future trading prices of the subordinated notes will depend on many factors, including the prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, liquidity, creditworthiness, performance and prospects, including whether we have missed any interest payments or are restricted from paying interest on the subordinated notes by our regulators. If an active trading market does not develop or does not continue, you may be unable to resell your subordinated notes or may only be able to sell them at a substantial discount from your purchase price.

General market conditions and unpredictable factors could adversely affect market prices for the subordinated notes.

If you purchase subordinated notes, the subordinated notes may subsequently trade at a discount to the price that you paid for them. Several factors, many of which are beyond our control, may influence the market price of the subordinated notes, including, but not limited to:

•	the aggregate amount of subordinated notes outstanding;

•	the level of liquidity of the subordinated notes;

•	the time remaining to maturity of the subordinated notes;

•	whether interest payments have been made and are likely to be made on the subordinated notes from time to time;

•	our creditworthiness, financial condition, liquidity, performance and prospects;

•	whether the ratings on the subordinated notes provided by any ratings agency have changed;

•	the market for similar securities;

•	the level, direction and volatility of market interest rates generally, and inflation and inflation expectations generally; and

•	the overall condition of the financial markets.

The effect of any changes in such factors could be offset, in whole or in part, by other changes. For example, an improvement in our credit rating could be offset by increases in interest rates.

Our credit rating may not reflect all risks of an investment in the subordinated notes.

Any credit rating assigned to the subordinated notes will be limited in scope and does not address or reflect all material risks relating to an investment in the subordinated notes, but rather reflects only the view of the rating agency at the time it issues the rating. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. Credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the subordinated notes, based on their overall view of our industry. Accordingly, there can be no assurance that a credit rating will remain in effect for any given period of time or that a rating will not be put on watch with negative implications, lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any securities, including the subordinated notes, and may be revised or withdrawn at any time by the credit rating organization in its sole discretion. A downgrade, withdrawal or the announcement of a possible downgrade or withdrawal in a rating assigned to, or a “watch” or similar action with respect to, the subordinated notes, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of our securities to decline significantly. Conversely, because your return on the subordinated notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit rating will not necessarily reduce the other investment risks related to the subordinated notes.

The subordinated notes are not deposits and will not be insured or guaranteed by the FDIC.

The subordinated notes will not be bank deposits and will not be insured or guaranteed by the FDIC or any other governmental agency.

Because the subordinated notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

Subject to the receipt of the approval of the Federal Reserve, the subordinated notes will be redeemable by us (1) in whole or in part on or after the 90th day prior to the maturity date and (2) in whole, but not in part, at any time upon the occurrence of a Tax Event, a Tier 2 Capital Event or a 1940 Act Event, as defined in this prospectus supplement, in each case as at a redemption price equal to 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to but excluding the date of redemption. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the subordinated notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the subordinated notes. See “Description of the Notes— Optional Redemption and Redemption upon Special Events.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the subordinated notes offered hereby, after deducting the underwriting discounts and certain offering expenses, will be approximately $ million. We intend to use the net proceeds from the sale of the subordinated notes for general corporate purposes, which may include investments at the holding company level, providing capital to support the growth of First National Bank and our business, repurchases of our common shares and the payment of the cash consideration components of future acquisitions.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2015:

•	on an actual consolidated basis; and

•	on a consolidated basis, as further adjusted to reflect the issuance and sale of the subordinated notes, after deducting the underwriting discounts and certain estimated offering expenses payable by us. You should read this table together with our consolidated financial statements (including the notes thereto) incorporated by reference in this prospectus supplement and the accompanying prospectus and in conjunction with the “Selected Consolidated Historical Financial Data.” See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

	As of June 30, 2015
	(Dollars in Thousands)
	Actual	As Adjusted

Cash and due from banks	$196,189
Borrowings:
Total short-term borrowings (1)	$1,507,582
Total long-term borrowings (2)	542,578
Notes offered hereby	—
Total borrowed funds	2,050,160
Shareholders’ equity
Preferred stock—$0.01 par value 20,000,000 shares authorized; 110,877 shares issued as of June 30, 2015	106,882
Common stock—$0.01 par value 500,000,000 shares authorized; 176,434,735 shares issued as of June 30, 2015	1,765
Additional paid-in capital	1,803,347
Retained earnings	210,422
Accumulated other comprehensive loss	(43,953)
Treasury stock, at cost 1,147,755 shares	(12,692)
Total shareholders’ equity	2,065,771
Total capitalization	$4,115,931

(1)	Short-term borrowings at June 30, 2015 consisted of: (a) $840,000 in short-term borrowings by First National Bank with the Federal Home Loan Bank, or FHLB, used to manage normal liquidity needs and support asset and liability management strategies; (b) $330,000 in federal funds purchased by First National Bank; (c) $212,380 in securities sold under repurchase agreements utilized by First National Bank for corporate sweep accounts with cash management account agreements; and (d) $125,202 in short-term subordinated notes sold by the Corporation’s affiliate, Regency Finance.
(2)	Long-term borrowings at June 30, 2015 consisted of: (a) $400,017 in long-term FHLB advances to First National Bank; (b) $84,289 in long-term subordinated notes sold by Regency Finance; and (c) $58,272 in junior subordinated debt issued by the Corporation in conjunction with the issuance of trust preferred securities.

CERTAIN REGULATORY CONSIDERATIONS

General

As a bank holding company, we are subject to regulation and supervision by the Federal Reserve System, which has supervisory, regulatory and enforcement authority over us. Among other responsibilities, this authority permits the Federal Reserve to restrict or prohibit activities that are determined to be a risk to First National Bank. The Federal Reserve examines us periodically and prepares reports for the consideration of our board of directors on any operating deficiencies that they may identify. While the Federal Reserve historically has expected bank holding companies to act as a source of strength to their bank subsidiaries, effective July 21, 2011, we are also required by the Dodd-Frank Act to act as a source of strength for First National Bank and for any other depository institution subsidiary we may have in the future. Such support may be required at times when a holding company may not otherwise be inclined to provide it.

First National Bank is examined and supervised by the OCC and its deposits are insured by the FDIC. Our relationships with our depositors, borrowers and other customers are also regulated by federal and state laws and agencies, especially in matters concerning consumer protection, privacy, anti-money laundering, the ownership of deposit accounts and various trust and other customer relationships.

For a discussion of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to First National Bank, please refer to our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Funds and not for the protection of our security holders. A change in applicable statutes, regulations or regulatory policy may have a material adverse effect on our business, financial condition (including capital adequacy) and results of operations.

Regulatory Capital Treatment

We are required by the Federal Reserve to maintain certain levels of consolidated capital for regulatory purposes. Under applicable Federal Reserve capital regulations, the subordinated notes will be treated as Tier 2 capital of F.N.B. Corporation.

DESCRIPTION OF THE NOTES

The subordinated notes will be a series of our subordinated debt securities. The subordinated notes will be issued under an indenture, or the base indenture, dated as of                    , 2015, and supplemented by a first supplemental indenture, dated as of                     , 2015, between us and Wilmington Trust, National Association, as trustee. We refer to the base indenture, together with the first supplemental indenture, as the indenture. The following description of the subordinated notes and the indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the subordinated notes and the indenture. Wherever we refer to particular sections or defined terms of the indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read these documents because they, and not this description, define your rights as a holder of the subordinated notes. For purposes of this section, references to “F.N.B. Corporation,” “we,” “us” or “our” include only F.N.B. Corporation and not any of its subsidiaries.

General

The subordinated notes will be unsecured and will be subordinated to our senior indebtedness, as described below. The subordinated notes are not guaranteed by any of our subsidiaries or affiliates, including First National Bank, or any other person or entity, and are not subject to any other arrangement that legally or economically enhances the seniority of the subordinated notes in relation to more senior claims. The subordinated notes will mature at     % of their principal amount on                     , 2025. The subordinated notes will not be entitled to any sinking fund.

The subordinated notes will be issued in fully registered book-entry form without coupons and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the subordinated notes on any securities exchange or the inclusion of the subordinated notes in any automated quotation system.

Payments of principal and interest to owners of the book-entry interests are expected to be made in accordance with the procedures of DTC and its participants. So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the subordinated notes represented by that global note for all purposes under the indenture. Neither we nor the trustee has any responsibility or liability for any act or omission of DTC. The indenture contains no covenants or restrictions limiting the amount of debt or other obligations ranking senior to, pari passu with or subordinate to the subordinated notes incurred by us or by our subsidiaries. The indenture contains no financial covenants and does not restrict us from paying dividends, selling assets, making investments or issuing or repurchasing or redeeming other securities, and does not contain any provision that would provide protection to the holders of the subordinated notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving F.N.B. Corporation or its subsidiaries that may adversely affect F.N.B. Corporation’s credit quality. Holders of subordinated notes may not accelerate the maturity of the subordinated notes if we fail to pay interest on the subordinated notes within thirty (30) days of the applicable interest payment date. See “Risk Factors—The indenture governing the subordinated notes has limited covenants, which may not protect your investment” and “—Holders of subordinated notes will have limited rights if there is an event of default.” The subordinated notes will be treated as Tier 2 capital for regulatory capital purposes. The subordinated notes are not deposits and are not insured by the FDIC or any other governmental agency.

Interest

The subordinated notes will bear interest at a fixed annual rate equal to    %. Interest on the subordinated notes will be payable semi-annually in arrears on April 15 and October 15 of each year (we refer to each such date as an interest payment date), beginning on April 15, 2016, to the persons in whose names the subordinated notes are registered at 5:00 P.M., New York City time, on the preceding April 1 and October 1 of each year. Interest on the subordinated notes will be computed on the basis of a 360-day year consisting of twelve (12) thirty (30)-day months. Interest payments on the subordinated notes will be the amount of interest accrued

from and including                     , 2015 or the most recent interest payment date on which interest has been paid to but excluding the interest payment date or the maturity date, as the case may be. Interest on the subordinated notes at the maturity date will be payable to the persons to whom principal is payable.

If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of interest and principal will be made on the next business day, and no interest on the subordinated notes or such payment will accrue for the period from and after such interest payment date or maturity date, as the case may be.

When we refer to a “business day” with respect to the subordinated notes, we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which the trustee or banking institutions in Pittsburgh, Pennsylvania or New York, New York are authorized or required by law, regulation or executive order to close.

Ranking and Subordination

The subordinated notes will be our subordinated unsecured obligations and will be subordinated in right of payment to all of our existing and future “senior indebtedness” (as defined below), including general creditors, other than holders of our trade accounts payable incurred in the ordinary course, and effectively subordinated to all of our existing and future secured indebtedness. The subordinated notes will rank equal in right of payment with all of our existing and future subordinated indebtedness. The subordinated notes will rank senior to our obligations relating to any outstanding junior subordinated debt securities issued to our capital trust subsidiaries. The subordinated notes will be structurally subordinated to all existing and future liabilities of our subsidiaries.

The indenture does not restrict us or any of our subsidiaries in any way now or in the future from incurring any debt, whether senior debt (including secured debt) or indebtedness that would be pari passu with or subordinate to the subordinated notes.

The indenture defines “senior indebtedness” as:

•	our obligations for money borrowed or purchased;

•	indebtedness evidenced by bonds, debentures, notes or similar instruments;

•	similar obligations arising from off-balance sheet guarantees and direct credit substitutes;

•	reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities;

•	obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	capital lease obligations;

•	obligations associated with derivative products, including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments;

•	obligations of others described in the preceding clauses that we have guaranteed or for which we are otherwise liable or that are secured by any lien on any of our property or assets; and

•	any of our obligations to our general creditors, as defined and required by the Federal Reserve under its final Basel III capital rules in 78 F.R. 62018 (Oct. 11, 2013) for subordinated debt to qualify as Tier 2 capital, unless, in any case in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the subordinated notes or to other debt that is pari passu with or subordinate to the subordinated notes.

Senior indebtedness does not include:

•	trade accounts payable arising in the ordinary course of business, which will rank equally in right of payment and upon liquidation with the subordinated notes;

•	any debt of ours which when incurred and without respect to any election under Section 1111(b) of the U.S. Bankruptcy Code of 1978, as amended, was without recourse to us;

•	any debt to any employee of ours;

•	any other debt securities issued pursuant to the indenture (except if such debt securities are not, or no longer are, subject to the subordination provision of such indenture); or

•	any debt that expressly states that it is junior to, or ranks equally in right of payment with, the subordinated notes.

Upon any payment or distribution of assets to creditors (other than holders of our trade accounts payable incurred in the ordinary course) upon F.N.B. Corporation’s liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceedings, all holders of our senior indebtedness will be entitled to receive payment in full of all amounts due before the holders of the subordinated notes will be entitled to receive any payment of principal or interest on their subordinated notes, except that the trustee or the holders of subordinated notes may receive payments and other distributions made from the trust described under “Discharge of obligations” and receive and retain Permitted Junior Securities. “Permitted Junior Securities” means: (1) any equity interests issued by us; (2) any debt securities issued by us that are subordinated to all other senior indebtedness; and (3) any debt securities issued by us in a plan of reorganization in exchange for senior indebtedness to substantially the same extent as, or to a greater extent than, the subordinated notes are subordinated to senior indebtedness pursuant to the indenture. In addition, no payment on account of principal or interest on the subordinated notes shall be made by F.N.B. Corporation if, at the time of such payment or immediately after giving effect thereto, there shall have occurred an event of default with respect to any senior indebtedness of F.N.B. Corporation, permitting the holders thereof (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, or an event that, with the giving of notice or the passage of time or both, would constitute such event of default, and such event of default shall not have been cured or waived.

Since we are a holding company, our rights and the rights of our creditors, including holders of the subordinated notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be structurally subordinated to all existing and future liabilities of our subsidiaries and, as such, subject to the prior claims of the creditors of any such subsidiary, including, in the case of First National Bank, its depositors, except to the extent that we are a creditor of such subsidiary with recognized senior claims against the subsidiary. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt obligations and other substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations, both secured and unsecured.

Optional Redemption and Redemption Upon Special Events

We may, at our option, on and after the 90th day prior to the maturity date, redeem the subordinated notes, in whole or in part. Any partial redemption will be made in any manner which the trustee deems fair and appropriate. In addition, we may, at our option, redeem the subordinated notes in whole prior to the stated maturity date in the event of:

•

a “Tax Event,” which is defined in the indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of our federal income tax returns or positions or a similar audit of any of our subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, in each case, occurring or becoming publicly known on or after the issue date of the subordinated notes, resulting in more than an insubstantial risk that the interest payable on the subordinated notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

•	a “Tier 2 Capital Event,” which is defined in the indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Corporation, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the issue date of the subordinated notes, the notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us; or

•	a “1940 Act Event,” which is defined in the indenture to mean our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any redemption will be made at a redemption price equal to the principal amount of the subordinated notes plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the subordinated notes will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations.

Our election to redeem any subordinated notes upon the occurrence of any of the enumerated events above will be provided to the trustee in the form of an Officer’s Certificate at least 45 days prior to the redemption date, or such shorter notice as may be acceptable to the trustee. In case of any such election, notice of redemption must be provided at any time after giving not less than 30 nor more than 60 days’ notice of such redemption to the registered holders of the subordinated notes.

The subordinated notes are not subject to repayment at the option of the holders.

Merger, consolidation or sale of assets

We may consolidate with or merge into any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person or entity, provided that:

•	the corporation formed by such consolidation or into which we are merged or the person or entity which acquires by conveyance or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the U.S., any state in the U.S. or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, and interest on, all of the outstanding subordinated notes and the due and punctual performance and observance of all of the covenants and conditions to be performed by us contained in the indenture;

•	immediately after giving effect to the transaction, no event of default or default under the indenture, and no event which, after notice or the lapse of time or both, would become an event of default or a default, shall have occurred and be continuing; and

•	we and the corporation formed by such consolidation or into which we are merged or the person or entity which acquires by conveyance or transfer our properties and assets substantially as an entirety delivers to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, conveyance or transfer complies with the relevant provisions of the indenture and constitutes the legal, valid and binding obligation of us and such corporation, person or entity.

Upon any such consolidation or merger, or conveyance or transfer, the successor corporation formed, or into which we are merged or to which such conveyance or transfer is made, shall succeed to, and be substituted for, us under the indenture, as supplemented.

This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transaction or change of control included a merger or consolidation or transfer of all or substantially all of our assets. There are no covenants or other provisions in the indenture providing for a put option or increased interest or that would otherwise afford holders of the subordinated notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve the property or assets of a person “substantially as an entirety.”

Additional notes

The subordinated notes will initially be limited to an aggregate principal amount of $        . We may in the future, from time to time, without notice to or consent of the holders of the subordinated notes, create and issue additional subordinated notes having the same terms and conditions as the subordinated notes offered by this prospectus supplement in all respects, except for any differences in the issue date, price and interest accrued prior to the issue date of the additional subordinated notes; provided that no such additional subordinated notes may be issued unless they will be fungible with the subordinated notes offered hereby for U.S. federal income tax and securities law purposes; and provided, further, that the additional subordinated notes have the same CUSIP number as the subordinated notes offered hereby. The subordinated notes offered hereby and any additional subordinated notes issued by us would rank equally and ratably and would be treated as a single series for all purposes under the indenture. No additional subordinated notes may be issued if any event of default has occurred and is continuing with respect to the subordinated notes.

Events of default; waiver

Under the indenture, an event of default will occur with respect to the subordinated notes only upon our, or our principal subsidiary bank’s, bankruptcy, insolvency, liquidation, reorganization or similar event. The term “principal subsidiary bank” means each of (i) any bank subsidiary the consolidated assets of which constitute 40% or more of our consolidated assets and (ii) any other bank subsidiary designated as a “principal subsidiary bank” by our Board of Directors; provided that if the Federal Reserve notifies us that our bank subsidiary that is a principal subsidiary bank applying the tests in clause (i) or (ii) above does not qualify as a “major subsidiary depository institution” within the requirements of the Federal Reserve’s capital guidelines applicable to bank holding companies, such bank subsidiary will not be a principal subsidiary bank from and after the time we receive from the Federal Reserve such a notice. Currently, First National Bank is our only subsidiary bank and therefore is a “principal subsidiary bank.”

If an event of default permitting acceleration of the maturity of the subordinated notes occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated notes may declare the principal amount and interest to be due and payable immediately. In the event of the bankruptcy or insolvency of First National Bank, the enforcement of the foregoing provision would be subject to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the holders of the subordinated notes.

If we default in our obligation to pay any interest on the subordinated notes when due and payable and such default continues for a period of thirty (30) days, or if we default in our obligation to pay the principal amount due upon maturity, and such default continues for a period of thirty (30) days, then the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of subordinated notes of the performance of any covenant or agreement in the indenture. The trustee and holders of the subordinated notes may not accelerate the maturity of the subordinated notes, except upon our or our principal subsidiary bank’s bankruptcy, insolvency, liquidation, receivership or similar event.

The indenture also provides that the holders of not less than a majority in principal amount of the subordinated notes may waive any past default with respect to the subordinated notes and its consequences, except a default consisting of:

•	our failure to pay the principal of, or interest on, the subordinated notes; or

•	a default relating to a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each outstanding subordinated note.

The indenture contains a provision entitling the trustee to be indemnified by the holders of any outstanding subordinated notes before proceeding to exercise any right or power under the indenture at the holders’ request or direction. The holders of a majority in principal amount of outstanding subordinated notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the subordinated notes of that series. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the subordinated notes not joining in the direction (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders).

The indenture provides that no holder of the subordinated notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

•	such holder has previously given written notice to the trustee of a continuing event of default with respect to the subordinated notes;

•	the holders of not less than 25% in principal amount of the outstanding subordinated notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee hereunder;

•	such holder or holders have offered security or indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for sixty (60) days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding subordinated notes of such series.

These limitations do not apply to a suit instituted by a holder of subordinated notes for the enforcement of payment of the principal of, or interest on, the subordinated notes on or after the maturity date.

Modification of the indenture

Except as set forth below, modification and amendment of the indenture as applicable to the subordinated notes may be made only with the consent of the holders of not less than a majority in principal amount of the subordinated notes and all other series of debt securities issued under the indenture and affected by such modification or amendment (voting as one class).

No modification or amendment of the indenture as applicable to the subordinated notes may, without the consent of each holder affected thereby, do any of the following:

•	change the stated maturity or due date of the principal of, or interest payable on, the subordinated notes or change any place of payment where, or the currency in which, such principal and interest is payable;

•	reduce the principal amount of, or the rate or amount of interest on, the subordinated notes;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, the subordinated notes;

•	reduce the percentage of the holders of the subordinated notes necessary (i) to modify or amend the indenture, or (ii) to waive compliance with certain provisions thereof or certain defaults and consequences thereunder;

•	modify any of the provisions with respect to the subordination of the subordinated notes of any series in a manner adverse to the holders or adverse to the capital treatment of the subordinated notes, except to clarify ambiguities or to meet regulatory requirements and treatment of the subordinated notes as Tier 2 capital; or

•	modify or affect in any manner adverse to the holders the terms and conditions of our obligation in respect of the due and punctual payment of the principal of or interest on the subordinated notes.

We and the trustee may modify or amend the indenture as applicable to the subordinated notes, without the consent of any holder of the subordinated notes, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to evidence and provide for the acceptance or appointment of a successor trustee with respect to the subordinated notes or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to add to the covenants for the benefit of the holders of the subordinated notes or to surrender any right or power conferred upon us in the indenture, provided that such action shall not adversely affect the interests of the holders of the subordinated notes as determined in good faith by us and evidenced by an officer’s certificate;

•	to add additional events of default;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of the holders of the subordinated notes in any material respect (except for changes to confirm that the subordinated notes are Tier 2 capital for regulatory purposes) as determined in good faith by us and evidenced by an officer’s certificate;

•	to establish the form of any securities and to provide for the issuance of any series of securities under the indenture and to set forth the terms thereof;

•	to provide for additional notes;

•	to provide for the issuance of subordinated notes in uncertificated form in place of certificated subordinated notes;

•	to conform the text of the indenture or the subordinated notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture or the subordinated notes, which intent may be evidenced by an officers’ certificate to that effect;

•	to qualify the indenture under the Trust Indenture Act; or

•	to comply with the rules and regulations of any securities exchange or automated quotation system on which the subordinated notes may be listed or traded.

No modification or amendment of the indenture that adversely affects the superior position of any holder of senior indebtedness will be effective against any such holder of senior indebtedness unless such holder of senior indebtedness will have consented to such modification or amendment.

Discharge of obligations

Under the indenture, we may discharge certain obligations to holders of the subordinated notes that have not already been delivered to the trustee for cancellation. We can discharge these obligations by irrevocably depositing with the trustee funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on the subordinated notes, including the principal of and interest payable on the subordinated notes to the date of the deposit, if the subordinated notes have become due and payable. Amounts deposited with the trustee in connection with the discharge of obligations described above and not prohibited under the subordination provisions of the indenture when deposited will not be subject to subordination.

Trustee

Wilmington Trust, National Association will act as trustee, registrar and paying agent for the subordinated notes. From time to time, we and our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Upon the occurrence of an event of default or a default under the subordinated notes, or upon the occurrence of a default under another indenture under which Wilmington Trust, National Association may serve as trustee in the future, the trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee for the subordinated notes.

Notices

Any notices required to be given to the holders of the subordinated notes held in global form will be given to DTC.

Governing law; Waiver of jury trial

The indenture and the subordinated notes are governed by and will be construed in accordance with the laws of the State of New York. The indenture provides that we and the trustee, and each holder of a subordinated note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture or the subordinated notes, or any transaction contemplated thereby.

Book entry delivery and form

General

The subordinated notes offered hereby will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The subordinated notes will be issued on the issue date therefor only against payment in immediately available funds. The subordinated notes offered hereby initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive, fully registered form without interest coupons, which we refer to as the “global notes.”

The global notes will be deposited upon issuance with the trustee, as custodian for DTC, and registered in the name of DTC, or its nominee, Cede & Co., as described below under “—Depositary procedures.” Global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may be held through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, each as indirect participants in DTC. Transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. Beneficial interests in the global notes may not be exchanged for subordinated notes in certificated form except in the limited circumstances described below under “—Exchange of book-entry notes for certificated notes.” Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC, which may change from time to time.

Depositary procedures

The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and facilitate the clearance and settlement of transactions in those securities between DTC’s participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.”

Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriter with portions of the principal amount of the global notes; and

•	ownership of such interests in the global notes will be maintained by DTC (with respect to its participants) or by DTC’s participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global securities that are participants may hold their interests therein directly through DTC. Investors in the global securities that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or to otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the subordinated notes, see “—Exchange of book-entry notes for certificated notes.” Except as described below, owners of interests in the global notes will not have subordinated notes registered in their names, will not receive physical delivery of subordinated notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest on, a global note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee, as applicable, will treat the persons in whose names the subordinated notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee or any of our respective agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the subordinated notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of subordinated notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee, as applicable, or us.

Transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of securities only at the direction of one or more participants to whose account DTC has credited the interests in the applicable global security and only in respect of such portion of the aggregate principal or face amount of the securities as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor any indenture trustee, nor any agent of us or of any such person will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of book-entry notes for certificated notes

The global notes are exchangeable for certificated subordinated notes in definitive, fully registered form without interest coupons only if DTC notifies us that it is unwilling or unable to continue as depositary for the global notes.

Same-day settlement and payment

Initial settlement for the subordinated notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences related to the purchase, ownership and disposition of the subordinated notes by holders that purchase subordinated notes for cash in this original issuance at their “issue price” (i.e., the first price at which a substantial amount of the subordinated notes are sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters), and that hold the subordinated notes as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon the Code, regulations of the Treasury Department, or Treasury regulations, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the subordinated notes which are different from those discussed below.

This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the subordinated notes. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, any U.S. federal tax considerations other than income taxation (such as estate or gift taxation) or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	insurance companies;

•	persons that hold subordinated notes as part of a “straddle,” a “hedge” or a “conversion transaction” or other risk reduction transaction;

•	persons subject to the alternative minimum tax;

•	U.S. expatriates;

•	U.S. holders (defined below) that have a “functional currency” other than the U.S. dollar;

•	pass-through entities (e.g., partnerships and entities or arrangements treated as partnerships for U.S. federal income tax purposes) or investors that hold the subordinated notes through pass-through entities;

•	passive foreign investment companies; and

•	controlled foreign corporations.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of subordinated notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are an entity or arrangement classified as a partnership for U.S. federal income tax purposes that is considering purchasing subordinated notes, or a partner of such a partnership, you should consult with your own tax advisor.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

As used in this discussion, a U.S. holder is a beneficial owner of a subordinated note that, for federal income tax purposes, is:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons (as defined under the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Taxation of interest

It is anticipated, and this discussion assumes, that the subordinated notes will be issued at par or at a discount that results in no more than “de minimis” original issue discount, OID, for U.S. federal income tax purposes. In general, in the hands of the original holder of a subordinated note, OID is the difference between the stated redemption price at maturity of the subordinated note and its issue price. A U.S. Holder holding a subordinated note with de minimis OID must include any de minimis OID in income, as capital gain as principal payments are made on the subordinated note. Stated interest on a subordinated note generally will be taxable to a U.S. holder as ordinary income:

•	when it accrues, if the U.S. holder uses the accrual method of accounting for U.S. federal income tax purposes; or

•	when received, if the U.S. holder uses the cash method of accounting for U.S. federal income tax purposes.

Sale or other disposition of subordinated notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a subordinated note, a U.S. holder generally will recognize a gain or loss equal to the difference, if any, between:

•	the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest, which generally will be taxable as ordinary income to the extent not previously included in gross income); and

•	the U.S. holder’s adjusted tax basis in the subordinated note.

A U.S. holder’s adjusted tax basis in a subordinated note generally will equal the cost of the subordinated note to the U.S. holder. The U.S. holder’s gain or loss that is recognized on the sale or other disposition of the subordinated note generally will be capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the U.S. holder has held the subordinated note for more than one year. Under current law, a non-corporate U.S. holder’s long-term capital gain generally will be subject to a preferential tax rate. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting generally will apply to payments of interest on, or the proceeds of a sale or other disposition (including a retirement or redemption) of, subordinated notes held by a U.S. holder, unless the U.S. holder is an exempt recipient. Backup withholding generally will apply to such payments unless the U.S. holder provides us or the appropriate intermediary with a correct taxpayer identification number and complies with certain certification procedures, or the U.S. holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds the U.S. holder’s actual U.S. federal income tax liability and the U.S. holder timely provides the required information to the IRS.

Medicare tax

Certain U.S. holders who are individuals, estates or trusts will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. holder’s “net investment income” in the case of an individual, or undistributed “net investment income” in the case of an estate or trust, in each case for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income in the case of an individual, or adjusted gross income in the case of an estate or trust, in each case for the taxable year, over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally will include its interest income and its net gains from the disposition of the subordinated notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the subordinated notes.

Non-U.S. Holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of subordinated notes and you are, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Taxation of interest

Subject to the discussion of backup withholding and FATCA withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on payments of interest on a subordinated note, provided that:

•	the non-U.S. holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all classes of our common stock within the meaning of the Code and applicable Treasury regulations;

•	a controlled foreign corporation related (directly or indirectly) to us; or

•	a bank receiving interest as described in Section 881(c)(3)(A) of the Code;

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S.; and

•	the non-U.S. holder provides a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute or successor IRS Form), signed under penalties of perjury, which provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is not a U.S. person (as defined under the Code), to:

•	us or our paying agent; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds the non-U.S. holder’s subordinated note on the non-U.S. holder’s behalf and certifies to us or our paying agent, under penalties of perjury, that it, or the bank or financial institution between it and the non-U.S. holder, has received from the non-U.S. holder its properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute or successor IRS Form) and provides us or our paying agent with a copy of such form.

Special rules may apply to non-U.S. holders who hold subordinated notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

Payments of interest on a subordinated note that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. and, if the non-U.S. holder is entitled to benefits under an applicable income tax treaty, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the U.S., generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to payments to a U.S. holder (without regard to the Medicare tax described above). A corporate non-U.S. holder also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on the non-U.S. holder’s effectively connected earnings and profits attributable to such interest. If interest is effectively connected income, payments of such interest will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or our paying agent with a properly completed IRS Form W-8ECI (or the appropriate successor form), signed under penalties of perjury, on or before the date of the payment of such interest.

A non-U.S. holder that does not qualify for an exemption from U.S. federal income tax or withholding tax under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on payments of interest on a subordinated note.

NON-U.S. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A REDUCTION OF U.S. FEDERAL INCOME TAX OR WITHHOLDING TAX, AN EXEMPTION FROM OR A REDUCTION OF THE BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale or other disposition of subordinated notes

Subject to the discussion of backup withholding and FATCA withholding below, any gain realized by a non-U.S. holder on the sale, exchange, redemption, retirement or other disposition of a subordinated note generally will not be subject to U.S. federal income tax or withholding tax, unless:

•	such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S.; or

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are satisfied.

If the first bullet point applies, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above (without regard to the Medicare tax described above), unless an applicable income tax treaty provides otherwise. In addition, a corporate non-U.S. holder also may be subject to the branch profits tax described above on the non-U.S. holder’s effectively connected earnings and profits attributable to such gain. If the second bullet point applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on the amount by which the non-U.S. holder’s capital gains from U.S. sources exceed certain capital losses allocable to U.S. sources.

Information reporting and backup withholding

Payments to a non-U.S. holder of interest on a subordinated note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-U.S. holder. The IRS may make this information available under the provisions of an applicable tax treaty to tax authorities in the country in which the non-U.S. holder is a resident. Backup withholding generally will not apply to payments of interest on a subordinated note if a non-U.S. holder duly provides certification as to its foreign status, or the non-U.S. holder otherwise establishes an exemption.

Payment of the gross proceeds from a sale or other disposition (including a retirement or redemption) of a subordinated note by a non-U.S. holder effected by the U.S. office of a U.S. or non-U.S. broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder properly certifies, under penalties of perjury, as to its foreign status and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. Payment of the gross proceeds from a sale or other disposition of a subordinated note by a non-U.S. holder effected by a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding. However, payment of the gross proceeds from a sale or other disposition of a subordinated note by a non-U.S. holder generally will be subject to information reporting, but not backup withholding, if such sale or other disposition is effected by a non-U.S. office of a broker that is a U.S. person (as defined under the Code) or a foreign person with specified connections to the U.S., unless the non-U.S. holder properly certifies, under penalties of perjury, as to its foreign status and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds the non-U.S. holder’s actual U.S. federal income tax liability and the non-U.S. holder timely provides the required information to the IRS.

Legislation Affecting Taxation of Subordinated Notes Held By or Through Foreign Entities

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” payments to foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities of interest on, and gross proceeds from the sale or other disposition of, a debt obligation of a U.S. issuer, will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons (as defined under the Code) of interests in or accounts with those entities) have been satisfied. For gross proceeds from the sale or other disposition of a debt obligation of a U.S. issuer, Treasury regulations defer such withholding tax to such amounts paid on or after January 1, 2017. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. If withholding is required under FATCA on a payment related to the subordinated notes, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Investors are encouraged to consult their own tax advisors regarding the implications of FATCA on their investment in a subordinated note.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE SUBORDINATED NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

UNDERWRITING

RBC Capital Markets, LLC and Sandler O’Neill & Partners, L.P. are acting as the underwriters named in this offering. Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, each of the underwriters has severally and not jointly agreed to purchase from us, and we have agreed to sell to that underwriter, the principal amount of subordinated notes listed next to its name in the following table:

Underwriter	Principal amount of notes
RBC Capital Markets, LLC	$
Sandler O’Neill & Partners, L.P.	$

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters are obligated to take all of the subordinated notes sold under the underwriting agreement if any of these subordinated notes are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Purchasers of the subordinated notes who wish to trade the subordinated notes prior to their date of delivery hereunder should consult their advisors.

The underwriters are offering the subordinated notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the subordinated notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the subordinated notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of        of the principal amount of the subordinated notes. After the initial offering to the public, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us. These expenses include the underwriter’s legal fees in connection with this offering that we have agreed to pay.

New Issue of Subordinated Notes

The subordinated notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the subordinated notes on any national securities exchange or for inclusion of the subordinated notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the subordinated notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the subordinated notes or that an active public market for the subordinated notes will develop. If an active public trading market for the subordinated notes does not develop, the market price and liquidity of the subordinated notes may be adversely affected. If the subordinated notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 45 days after the date of this prospectus supplement, without first obtaining the prior written consent of the underwriters, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, or publicly announce an intention to offer any debt securities issued or guaranteed by the Corporation similar to the subordinated notes or securities exchangeable for or convertible into debt securities similar to the subordinated notes, except for (i) the subordinated notes sold to the underwriters pursuant to the underwriting agreement, and (ii) those subordinated notes which are issued, from time to time, in an ongoing public offering by FNB Financial Services, LP through our affiliate, Regency Finance, which subordinated notes have been used primarily to fund the lending and purchasing activities of Regency Finance, and for our general corporate purposes, and are fully and unconditionally guaranteed by us.

Short Positions

In connection with the offering, the underwriters may purchase and sell the subordinated notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of subordinated notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing subordinated notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the subordinated notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the subordinated notes or preventing or retarding a decline in the market price of the subordinated notes. As a result, the price of the subordinated notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the subordinated notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the subordinated notes offered hereby. Any such short positions could adversely affect future trading prices of the subordinated notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the subordinated notes by (i) employee benefit plans subject to Part 4 of Subtitle B of Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, (ii) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Code, (iii) plans subject to federal, state, local, non-U.S. or other laws or regulations that are similar to ERISA or Section 4975 of the Code, and (iv) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans or arrangements. Each of these plans, individual retirement accounts and arrangements are referred to in this summary as a “plan.” This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the subordinated notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the ERISA-related issues that affect or may affect the investor with respect to this investment. Each fiduciary of a plan should consider the fiduciary standards of ERISA or any applicable similar laws in the context of the plan’s particular circumstances before authorizing an investment in the subordinated notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable similar laws and would be consistent with the documents and instruments governing the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to such provisions, or ERISA plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. As a general rule, employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA that have not made an election under Section 410(d) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar laws that regulate their investments.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the subordinated notes were acquired by an ERISA plan with respect to which we or any of our affiliates or any underwriter is a party in interest or a disqualified person. For example, if we or any underwriter is party in interest or disqualified person with respect to an investing ERISA plan (either directly or, in our case, by reason of our ownership of our subsidiaries), the purchase of any subordinated notes by a plan could result in a sale or exchange prohibited by Section 406(a)(1)(A) of ERISA and Section 4975(c)(1)(A) of the Code and/or an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) , unless exemptive relief were available under an applicable exemption (see below).

The U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the subordinated notes. Those class exemptions include:

•	PTCE 96-23 for certain transactions determined by in-house asset managers;

•	PTCE 95-60 for certain transactions involving insurance company general accounts;

•	PTCE 91-38 for certain transactions involving bank collective investment funds;

•	PTCE 90-1 for certain transactions involving insurance company pooled separate accounts; and

•	PTCE 84-14 for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) provides an exemption for transactions between a plan and a party in interest or disqualified person, provided that the party in interest is not a fiduciary (or an affiliate) who has or exercises any discretionary authority or control with respect to the investment of the plan assets involved in the transaction or renders investment advice with respect to those assets, and is a party in interest or disqualified person solely by reason of being a service provider to the plan, being a relative of the service provider or having certain other employment or ownership relationships to a service provider to the plan and provided, further that the plan receives no less, nor pays more, than adequate consideration in connection with the transaction. No assurance can be made that all of the conditions of any of these or any other exemptions will be satisfied.

Because of the possibility that direct or indirect prohibited transactions or violations of similar laws could occur as a result of the purchase, holding or disposition of the subordinated notes by a plan, the subordinated notes may not be purchased by any plan, or any person investing the assets of any plan, unless its purchase, holding and disposition of the subordinated notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any similar laws. Any purchaser or holder of the subordinated notes or any interest in the subordinated notes will be deemed to have represented by its purchase and holding of the subordinated notes that either:

•	it is not a plan and is not purchasing the subordinated notes or interest in the subordinated notes on behalf of or with the assets of any plan; or

•	its purchase, holding and disposition of the subordinated notes or interest in the subordinated notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any similar laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of the subordinated notes on behalf of or with the assets of any plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable similar laws of the acquisition, ownership and disposition of the subordinated notes, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the subordinated notes by the plan are entitled to full exemptive relief thereunder. Nothing herein shall be construed as, and the sale of the subordinated notes to a plan is in no respect, a representation by us or the underwriter that any investment in the subordinated notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, plans generally or any particular plan.

CERTAIN LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the subordinated notes offered hereby, will be passed upon for us by Reed Smith LLP, Pittsburgh, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by Squire Patton Boggs (US) LLP, Cincinnati, Ohio.

EXPERTS

The consolidated financial statements of FNB incorporated in this prospectus supplement by reference from its Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of FNB’s internal control over financial reporting, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

12 Federal Street

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Pittsburgh, Pennsylvania 15212

(800) 555-5455

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Stock Purchase Contracts

Units

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

Our common stock and depositary shares representing a 1/40th interest in a share of our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, are listed on the New York Stock Exchange and trade under the ticker symbols “FNB” and “FNBPrE,” respectively.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus and contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

The date of this prospectus is May 18, 2015.

i

ABOUT THIS PROSPECTUS

This document is a prospectus and is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under that registration statement, we may from time to time offer any combination of the following securities described in this prospectus in one or more offerings: common stock, preferred stock, debt securities, depositary shares, warrants, stock purchase contracts and/or units.

This prospectus provides you with a general description of each of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” We have not authorized anyone to provide you with different information and, if you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you must not rely on that information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information in or incorporated by reference in this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “F.N.B.,” the “Corporation,” “we,” “us,” “our” or similar references mean F.N.B. Corporation.

RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should carefully consider the risks described in the documents incorporated by reference in this prospectus and in any prospectus supplement used in connection with an offering of our securities, including those risks identified under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. Additional risks, including those that relate to any particular securities we offer, may be included in a prospectus supplement or free writing prospectus that we authorize from time to time, or incorporated by reference into this prospectus or a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov and on our website at www.fnbcorporation.com. Except as specifically incorporated by reference in this prospectus, information on those websites is not part of this prospectus. You may also read and copy any documents we file with the SEC by visiting the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, you may inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information in the documents we file with the SEC. This means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any later documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before termination of the offering of securities under this prospectus (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules). The SEC file number for these documents is 001-31940.

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, which we filed on February 27, 2015;

•	The portions of our definitive proxy statement on Schedule 14A, filed on April 1, 2015, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which we filed on May 8, 2015;

•	Our Current Reports on Form 8-K, filed on April 2, 2015 and May 6, 2015; and

•	The description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating this description.

We will provide you, at no cost, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus (excluding the exhibits to those documents unless they have been specifically incorporated by reference into the requested document). You may request these documents from Shareholder Relations, 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania 15212; telephone: (800) 555-5455.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate or complete as of any date except the date on the cover page of that document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on our current expectations and projections about future events. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995, and we are including this note for purposes of those safe harbor provisions. You can identify these forward-looking statements from our use of the words “may,” “will, “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect” and similar expressions. All statements in this prospectus and the information incorporated by reference herein not dealing with historical results are forward-looking and are based on various assumptions. Accordingly, those statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by those statements. Those risks and uncertainties include, but are not limited to, those which may be set forth in an accompanying prospectus supplement and under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014 and in the other periodic reports we subsequently file from time to time with the SEC. Our forward-looking statements are subject to the following principal risks and uncertainties:

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

•	Changes in interest rates and valuations in debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of U.S. and global financial markets.

•	The impact of federal regulatory agencies that have oversight or review of our business and securities activities.

•	Actions by the Board of Governors of the Federal Reserve System, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

•	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness which adversely affect loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

•	Slowing or reversal of the rate of growth in the economy and employment levels and other economic factors that affect our liquidity and the performance of our loan and lease portfolio, particularly in the markets in which we operate.

•	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Legal and regulatory developments could affect our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

•	Changes resulting from legislative and regulatory reforms, including broad-based restructuring of financial industry regulation; changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects; and changes in accounting policies and principles. We will continue to be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

•	Results of the regulatory examination and supervisory process.

•	Changes to regulations governing bank fees and business practices, capital and liquidity standards, including due to the Dodd-Frank Act, the Volcker rule of that act and Basel III initiatives.

•	Impact on business and operating results of any costs associated with obtaining rights in intellectual property, the adequacy of our intellectual property protection in general and our operational or security systems or infrastructure, or those of third-party vendors or other service providers and rapid technological developments and changes.

•	Business and operating results are affected by judgments and assumptions in our analytical and forecasting models and our reliance on the advice of experienced outside advisors and our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, swaps, and capital management techniques, and to meet evolving regulatory capital standards.

•	As demonstrated by our acquisitions, we grow our business in part by acquiring, from time to time, other financial services companies, financial services assets and related deposits. These acquisitions often present risks and uncertainties, including, the possibility that the transaction cannot be consummated; regulatory issues; cost or difficulties involved in integration and conversion of the acquired businesses after closing; inability to realize expected cost savings, efficiencies and strategic advantages; the extent of credit losses in acquired loan portfolios; the extent of deposit attrition; and the potential dilutive effect to our current shareholders.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance, and the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread disasters, dislocations, terrorist activities, cyber-attacks or international hostilities through their impacts on the economy and financial markets.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

F.N.B. CORPORATION

F.N.B. Corporation was formed in 1974 as a bank holding company. In 2000, the Corporation elected to become, and remains, a financial holding company under the Gramm-Leach-Bliley Act of 1999.

The Corporation is a diversified financial services company operating in six states and three major metropolitan areas, including Pittsburgh, Pennsylvania, Baltimore, Maryland and Cleveland, Ohio. As of March 31, 2015, the Corporation had 287 banking offices throughout Pennsylvania, Ohio, Maryland and West Virginia. The Corporation provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, international banking, business credit, capital markets and lease financing. Consumer banking provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. Wealth management services include asset management, private banking and insurance. The Corporation also operates Regency Finance Company, which had 73 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee as of March 31, 2015.

As of March 31, 2015, the Corporation had total assets of $16.3 billion, loans of $11.4 billion and deposits of $11.8 billion.

Our principal executive offices are located at 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania 15212, and our telephone number is (800) 555-5455.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	For the three months ended March 31,		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges:
Excluding interest on deposits	11.26x	12.37x	11.85x	9.84x	8.92x	6.09x	4.90x
Including interest on deposits	5.27x	5.08x	5.10x	4.40x	3.49x	2.55x	2.13x

Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	7.67x	7.25x	7.51x	9.84x	8.92x	6.09x	4.90x
Including interest on deposits	4.49x	4.15x	4.27x	4.40x	3.49x	2.55x	2.13x

Note:	We calculate our ratio of earnings to fixed charges by adding income before income taxes plus fixed charges and dividing that sum by our fixed charges. Our fixed charges consist of interest expense and the portion of our rental expense deemed to represent interest. We calculate our ratio of earnings to fixed charges and preferred stock dividends by adding income before income taxes plus fixed charges minus preferred stock dividends and dividing that sum by our fixed charges. Our fixed charges for this ratio consist of interest expense, the portion of our rental expense deemed to represent interest and preferred stock dividends.

THE SECURITIES WE MAY OFFER

We may use this prospectus to offer securities in one or more offerings. A prospectus supplement, which we will provide to prospective investors each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified. The securities of each class as described in this prospectus may also be offered and sold, from time to time, by one or more selling security holders to be identified in the future.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered, the offering price or prices of the shares, dividend rights, voting rights, rights upon liquidation or dissolution, and other relevant rights with respect to the common stock offered for sale in any such offering. Our common stock is listed on the NYSE under the ticker symbol “FNB.”

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock, par value $0.01 per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Warrants

We may sell warrants to purchase our debt securities, depositary shares, shares of preferred stock or shares of common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether your or our obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Stock Purchase Contracts

We may sell stock purchase contracts, including stock purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, depositary shares, preferred stock or common stock. The price of our debt securities or price per share of common stock or preferred stock, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may sell stock purchase contracts in such amounts and in as many distinct series as we wish. The applicable prospectus supplement will describe the terms of any stock purchase contracts.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we will use the net proceeds from the sale of any securities we sell for general corporate purposes, including working capital, acquisitions, capital expenditures and the repayment of indebtedness. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for the Corporation by Reed Smith LLP, Pittsburgh, Pennsylvania.

EXPERTS

The consolidated financial statements of F.N.B. Corporation and subsidiaries appearing in our Annual Report (Form 10-K) for the year ended December 31, 2014 and the effectiveness of our internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$

    % Subordinated Notes due 2025

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

RBC Capital Markets	Sandler O’Neill + Partners, L.P.

                     , 2015